Contact Information:

CCG Elite	Asian Financial Inc.
Crocker Coulson, President /	Fiona Feng, CEO Assistant
Elaine Ketchmere, VP Financial Writer	Tel: +86-10-6021-2222 Ext 202
Tel: +1-310-231-8600	Email: fionaicey@vip.sina.com
Email: crocker.coulson@ccgir.com /
elaine.ketchmere@ccgir.com

FOR IMMEDIATE RELEASE

Duoyuan Announces Strong Preliminary Results for FY 2006

BEIJING, China, February 20, 2007 - Asian Financial Inc. (“Asian Financial”, “Company”), a leading provider of offset printing equipment and solutions in China through its wholly-owned operating subsidiary Duoyuan Digital Printing Technology Industry (China) Co., Ltd. (“Duoyuan”), today released preliminary financial results for the fiscal year ended June 30, 2006.

Fiscal 2006 Financial Results

Revenue for fiscal 2006 increased 65.3% to $43.7 million from revenue of $26.5 million in fiscal 2005. Offset press equipment accounted for the majority of revenues with 95% of sales coming from press equipment and the remaining 5% from prepress and post-press equipment. Gross margin for fiscal 2006 was 48.9% compared to gross margin of 36.2% for the same period a year ago.

Operating income was up 298.9% to $13.8 million for fiscal 2006 from $3.5 million for the same period a year ago. Net income was $13.2 million during the period for an increase of 239.5% from net income in fiscal 2005 of $3.9 million.

“We are very pleased to announce strong growth in revenues and net income for FY 2006, driven by the strong competitive position of Duoyuan’s printing equipment and the rapid growth of China’s printing industry,” commented Mr. Wenhua Guo, Chief Executive Officer of Duoyuan. “We are continuing to invest in R&D to further enhance our product range and in upgrading and expanding our production line so that we can maintain our competitive advantages through improved efficiency and higher product precision.”

About Asian Financial Inc.

Asian Financial Inc, through its wholly-owned subsidiaries, is engaged in the business of manufacturing and marketing commercial offset printers and related solutions in the People’s Republic of China (“PRC”). The company combines technical innovation with PRC cost advantages to offer a broad range of offset printing equipment at substantial price discount to western models. Asian financial Inc. has manufacturing facilities in Langfang in Hebei Province and Shaoyang in Hunan Province and has a distribution and service network in 100 cities in China. Headquartered in Beijing, the company is the largest non-government owned major offset printing equipment and printing solutions provider in China.

Forward-Looking Statements

This press release contains forward-looking statements. The forward-looking statements are based upon management’s beliefs, assumptions and expectations of the company’s future operations and economic performance, taking into account the information currently available. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition expressed or implied in any forward-looking statements. Such risks include, but are not limited to, competition in the offset printing market, declines in demand for the company’s products, rising raw materials costs, changes to management or key personnel, risks associated with conducting business in China, the company’s ability to expand into markets outside of China and other risks detailed in the company’s filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Although the company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.